Exhibit 99.6

Callodine Acquisition Corporation
Related Person Transaction Policy and Procedures

POLICY

Callodine Acquisition Corporation (the “Company”) recognizes that related person transactions present a heightened risk of conflicts of interest (or the perception thereof) and therefore the Company has adopted this policy pursuant to which all Related Person Transactions (as defined below) shall be subject to approval or ratification in accordance with the procedures set forth in this policy.

For the purposes of this policy, a “Related Person Transaction” is a material transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest. A transaction involving an amount exceeding $120,000 is presumed to be a “material transaction,” though transactions involving lower amounts may be material based on the facts and circumstances. A “direct or indirect material interest” of a Related Person may arise by virtue of Control (as defined below) or significant influence of the Related Person to the transaction or by direct or indirect pecuniary interest of the Related Person in the transaction.

PROCEDURES

Audit Committee Approval

The Audit Committee of the Board of Directors of the Company (the “Committee”) shall review the relevant facts and circumstances of each Related Person Transaction (other than pre-approved transactions as described below) and either approve or disapprove the Related Person Transaction. Such review shall include whether the transaction is, or is not inconsistent with, our best interests, if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the extent of the Related Person’s interest in the transaction, and shall also take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Ethics and Conduct (the “Code”). Any Related Person Transaction shall be consummated and shall continue only if the Committee has approved or ratified such transaction in accordance with the guidelines set forth in this Policy. If advance Committee approval of a Related Person Transaction is not feasible, then the transaction may be preliminarily entered into by the Company upon prior approval of the transaction by the Chair of the Committee subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification shall not be forthcoming, the Company shall make all reasonable efforts to cancel or annul such transaction.

Management shall present to the Committee each proposed Related Person Transaction, including all relevant facts and circumstances relating thereto and shall update the Committee as to any material changes to any approved or ratified Related Person Transaction and shall provide a status report of all then current Related Person Transactions at least quarterly at a regularly scheduled meeting of the Committee or as needed.

No director may participate in approval of a Related Person Transaction for which he or she is a Related Person.

Pre-Approved Transactions

The Committee has reviewed and pre-approved each of the following types of Related Person Transactions, which shall be deemed to be approved or ratified, as applicable, under this policy:

1. Compensation

(a)	to an executive officer or director of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K; or

(b)	to an executive officer of the Company who is not an Immediate Family Member (as defined below) of another Related Person, if such compensation would have been required to be reported under Item 402 as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to the Company’s Board of Directors for approval, by the Compensation Committee of the Board of Directors of the Company.

2. Transactions that are in the Company’s ordinary course of business and where the interest of the Related Person arises only:

(a)	from the Related Person’s position solely as a director of another corporation or organization that is a party to the transaction; or

(b)	from the direct or indirect ownership by such Related Person and all other Related Persons, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

(c)	from both such positions described in (a) and such ownership described in (b); or

(d)	from the Related Person’s position as a limited partner in a partnership in which the Related Person and all other Related Persons, in the aggregate, have an interest of less than 5%, and the Related Person is not a general partner of and does not have another position in the partnership.

3.	Transactions that are in the Company’s ordinary course of business and where the interest of the Related Person arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

4.	Transactions where the rates or charges involved in the transactions are determined by competitive bids.

Disclosure

All Related Person Transactions are to be disclosed in the Company’s applicable filings and financial statements as required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and related rules, and the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 850, “Related Party Disclosures.” Furthermore, any material Related Person Transaction shall be disclosed to the full Board of Directors.

Other Agreements

Management shall assure that all Related Person Transactions are not in violation of and are approved in accordance with any requirements of the Company’s financing or other material agreements.

Interpretation

Notwithstanding anything herein to the contrary, this Policy shall be interpreted in such a manner as to comply with Item 404 of Regulation S-K and FASB Accounting Standards Codification Topic 850. In the event that a Related Person Transaction would constitute a conflict of interest or a corporate opportunity under the Code, the provisions of the Code also shall apply to such Related Person Transaction. Any such Related Person Transaction may not be approved hereunder unless it is also approved in accordance with the provisions of the Code and disclosed to the public to the extent required by law or the rules of the principal market on which the Company’s common stock is traded.

DEFINITIONS

For purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person who is known to be the beneficial owner of 5% or more of any class of the Company’s voting securities;

3.	any “Immediate Family Member” (as defined below) of any of the foregoing persons as well as any other family member who might control or influence or who might be controlled or influenced by the forgoing persons because of his or her family relationship (this may, for example, capture a relative receiving monetary support from such person);

4.	any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a general partner, managing member or principal or in a position of having “Control” or significant influence or in which such person has a 5% or greater beneficial ownership interest; or

5.	any firm, corporation or other entity in which any director, executive officer, nominee or 5% or more beneficial owner is employed (whether or not as an executive officer).

“Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or 5% or more beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or 5% or more beneficial owner.

“Control” is the possession, direct or indirect, of the power to direct or cause the direction of management and policies of an entity through ownership, by contract, or otherwise.

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